Exhibit (d)(16)(vi)

AXA PREMIER VIP TRUST

AMENDMENT NO. 1

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Second Amended and Restated Investment Advisory Agreement dated as of June 22, 2007 (“Amendment No. 1”), between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and Wellington Management Company, LLP, a limited liability partnership organized under the laws of the Commonwealth of Massachusetts (“Adviser”).

AXA Equitable and Adviser agree to modify the Second Amended and Restated Investment Advisory Agreement, dated as of July 31, 2006 (“Agreement”), for AXA Premier VIP Trust (“Trust”) as follows:

1. Removed Portfolios. All references to the AXA Enterprise Multimanager Health Care Fund, the AXA Enterprise Multimanager Mid Cap Value Fund and the AXA Enterprise Multimanager Technology Fund of the AXA Enterprise Multimanager Funds Trust are hereby removed.

2. Name Changes. The names of the AXA Premier VIP Health Care Portfolio, the AXA Premier VIP Mid Cap Value Portfolio and the AXA Premier VIP Technology Portfolio are changed to the Multimanager Health Care Portfolio, the Multimanager Mid Cap Value Portfolio and the Multimanager Technology Portfolio.

3. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the Multimanager Health Care Portfolio, the Multimanager Mid Cap Value Portfolio and the Multimanager Technology Portfolio of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/ Steven M. Joenk	By:	/s/ Jonathan M. Payson
	Steven M. Joenk	Name:	Jonathan M. Payson
	Senior Vice President	Title:	Senior Vice President

APPENDIX A

AMENDMENT NO. 1

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

Portfolios	Annual Advisory Fee Rate**
Multimanager Health Care Portfolio*	0.65% of the Wellington Allocated Portion’s average daily net assets up to and including $50 million; 0.55% of the Wellington Allocated Portion’s average daily net assets in excess of $50 million up to and including $100 million; and 0.45% of the Wellington Allocated Portion’s average daily net assets in excess of $100 million.

Multimanager Mid Cap Value Portfolio*	0.55% of the Wellington Allocated Portion’s average daily net assets up to and including $150 million; and 0.45% of the Wellington Allocated Portion’s average daily net assets in excess of $150 million.

Multimanager Technology Portfolio*	0.65% of the Wellington Allocated Portion’s average daily net assets up to and including $50 million; 0.55% of the Wellington Allocated Portion’s average daily net assets in excess of $50 million up to and including $100 million; and 0.45% of the Wellington Allocated Portion’s average daily net assets in excess of $100 million.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Wellington Allocated Portion.”
**	The daily advisory fee for each Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Wellington Allocated Portion is the portion of the daily advisory fee for the Portfolio equal to the Wellington Allocated Portion’s net assets relative to the aggregate net assets of the applicable Portfolio, including the Wellington Allocated Portion, used in the fee calculation.